Exhibit 99.2

WMS Employees Update Blog                                 Issue 2                                 Brian R. Gamache

March 8, 2013

Dear Colleague,

I want to bring you up to date on the ongoing discussions and activities regarding the pending acquisition of WMS by Scientific Games (“SGMS”). As a reminder, this acquisition is subject to the approvals of WMS shareholders and gaming regulatory authorities, as well as other customary closing conditions.

We filed our preliminary merger proxy statement with the U.S. Securities and Exchange Commission (“SEC”) on February 22. We expect to set a record date in the near future, as well as schedule a special stockholders’ meeting to vote on the merger.

Another step toward completing the merger relates to the termination or expiration of the applicable waiting period required under the Hart-Scott-Rodino Act. We currently expect the waiting period to expire as scheduled at midnight on March 14, unless further extended by the Federal Trade Commission. As we continue to move forward, I would like to take this opportunity to address some questions that have been raised during the last few weeks, and reiterate certain points included in our merger proxy statement and merger agreement.

First, until all the closing conditions of the acquisition are met, we are WMS. Our customers, suppliers and other business partners are – and will continue – to be serviced by existing account executives, service techs and other business partners – wherever we do business around the world.

When the closing conditions are met and the combination occurs, we still will be WMS, in the legal form of a wholly owned subsidiary of SGMS. Specifically, WMS will not disappear upon consummation of the transaction – WMS will continue to be a licensed gaming company. From a legal standpoint, the merger agreement provides that WMS will merge into a wholly owned subsidiary of SGMS.

During this period between the signing of the agreement and closing, it is critical that we continue to respond to our customers, suppliers and others with whom we do business, and act accordingly to back up that information with our usual professionalism and high-level of customer service. If you encounter a specific question or concern raised regarding the merger, please elevate that question or concern to an Executive Committee team member for specific assistance.

As always, we must stay laser focused on taking care of our customers’ expectations, maintaining our operating execution at the highest level and keeping our commitments to our customers, our regulators and each other.

In regards to the merger, it is proceeding as expected. Last week, we held our first “Home at Home” meeting between senior WMS and SGMS management. A team of WMS people spent two days at SGMS’ Atlanta area facility to begin to learn more about SGMS’ business, opportunities and their management team, for purposes of integration planning.

It was highly productive and extremely encouraging, and the SGMS team was exceptionally hospitable and welcoming to us. Both teams interfaced well, and from the very beginning, there was a constant buzz of excitement as we learned more about their business and their company culture. This meeting began building our foundation of knowledge, and it also reinforced my belief in the complementary strengths of our two companies and gave a strong boost to my excitement regarding the vision of great things to come as a result of our combination. Our merger is about adding our two organizations together – our great creative talents and advanced technologies – to capitalize on potential opportunities that would not otherwise be available to us as individual companies. WMS will next host a team from SGMS in Waukegan and Chicago on March 12-13 to provide a similar look at our business operations and to plan for integration of the companies.

Operationally, we continue to move forward on the commercialization of our three innovative new cabinets, supported by our two operating system platforms and the broadest array of game content in our history. Terrific play levels are being reported on the first Gamefield xD units, and the team is making great progress in rapidly installing the new participation games as jurisdictional approvals are received. The commercial launch of our new Blade upright cabinet is proceeding along with the continued roll-out of the new My Poker video poker machines. I want to extend my sincerest thanks to everyone who has had a hand in developing, preparing and producing these exciting new products, and to everyone who has helped provide the support needed by the teams.

Thank you for your confidence and support during these busy and exciting times. I will continue to send you regular updates on our operating progress and our integration planning with SGMS.

Regards,

Brian